SEVERANCE AGREEMENT
This Change in Control Severance Agreement (this “Agreement”) is dated the 6th day of November, 2015 and is by and between Horsehead Holding Corp., a Delaware corporation (the “Company”), and Gary R. Whitaker, a Pennsylvania resident (“Executive”).
WHEREAS, Executive is an employee of a subsidiary of the Company and serves as the Company’s Vice President, General Counsel and Secretary, and
WHEREAS, the Company and Executive desire to provide for a severance payment to the Executive in the event of his termination of employment or material adverse changes with respect thereto following a Change in Control of the Company (as such term is hereinafter defined and as more specifically provided for below).
NOW THEREFORE, in consideration of good and valuable consideration received by both parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Change in Control. Following the occurrence of a Change in Control during the Term hereof, in the event that the Executive’s employment with the Company or any of its Subsidiaries or Affiliates is terminated (i) by the Company or its Successor (as defined below), or the affiliate thereof for which Executive is then employed, other than a termination for Cause or a termination due to the Executive’s death or Disability, or (ii) by the Executive for Good Reason, then the Executive shall be paid in cash by the Company or the Successor, a lump sum amount equal to Executive’s most recent gross monthly salary rate multiplied by eighteen (18). Such payment shall be made promptly after Executive’s timely execution and delivery of the Separation Release (as defined below) and the expiration of the period of time during which such release may be revoked.
2.    Definitions. For purposes of this Agreement,
(a)    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Board.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Cause” means, with respect to an Executive’s termination of employment, the following: (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or (ii) conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or (iii) willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company or a Subsidiary, as the case may be; (iv) breach of duty of loyalty to the Company or a Subsidiary or any act of fraud or dishonesty with respect to the Company or a Subsidiary; or (v) a material violation of any material written policy of the Company.
(d)    “Change in Control” a “Change in Control” shall be deemed to occur if:
(i)    if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)    consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or
(iv)    consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets.
(e)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.
(f)    “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Board of the Disability.
(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h)    “Good Reason” means (A) a reduction in the Executive’s base salary rate as in effect immediately prior to a Change in Control or (B) a material diminution or adverse change in the Executive’s titles, duties or authorities other than due solely to the Company’s common stock no longer being publicly listed for trading on a U.S. national stock exchange; provided further that in order to invoke a termination for Good Reason, (x) the Executive must provide written notice within thirty (30) days of the event the Executive believes to be Good Reason, (y) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (z) the Executive must terminate the Executive’s employment within five (5) days following the expiration of the Company’s cure period for such event as described in (y) above.
(i)    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
(j)    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
3.    Term. This Agreement shall remain in effect for a period of two years from the date hereof (the “Term”).
4.    Benefits. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonus, employee benefits and other compensation hereunder that have not accrued as the date of termination of Executive’s employment following a Change in Control shall cease as of such date of termination, other than those expressly required under applicable law (such as COBRA). The Company may offset any documented amounts Executive owes it against any amounts it owes Executive hereunder.
5.    Release. Notwithstanding anything in this Agreement to the contrary, it shall be a condition to receiving any of the severance payments set forth in Section 1 that Executive execute a separation release in form and substance reasonably acceptable to the Company (a “Separation Release”), and that such Separation Release be executed and no longer subject to revocation with sixty (60) days following the end of Executive’s employment with the Company or any of its Subsidiaries or Affiliates. The Separation Release shall be a written agreement in a customary form whereby Executive agrees to waive and release any claims arising from his employment or consulting relationship with the Company that may, by law, be waived and released, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Executive Retirement Income Security Act of 1967, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, similar federal state and local laws, and other causes of action arising from situations, circumstances, events or occurrences relating to the employment or consulting relationship. Such Separation Release shall be provided to Executive for his execution within seven (7) days of the date of termination of Executive’s employment.
6.    Tax Matters
(a)    The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” and to the extent required under Code Section 409A, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(e)    Executive agrees and acknowledges that the Company and its respective Subsidiaries and Affiliates make no representations with respect to the application of Code Section 409A and other tax consequences to any payments hereunder and, by entering into this Agreement, Executive agrees to accept the potential application of Code Section 409A and the other tax consequences of any payments made hereunder.
7.    Employment Otherwise At Will. Executive’s employment with the Company or its subsidiaries otherwise shall remain at will and no changes to the same are made by this Agreement, except in either case as specified herein.
8.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and any litigation concerning this Agreement shall exclusively be brought in Federal or State Court, as appropriate, located within Allegheny County, Pennsylvania. Both parties accept the personal jurisdiction of such court and waive any claims of improper venue or inconvenient forum with respect thereto.
9.    Assignment and Assumption. Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Executive, other than (a) upon the sale of all or substantially all of the assets, business and goodwill of the Company or to another company, or (b) upon a merger of the Company pursuant to which the Company is not the surviving business entity. In any such case described in clauses (a) or (b), the acquirer or successor by merger being hereinafter referred to as the “Successor”. In either such event described in such clauses (a) or (b), this Agreement shall inure to the benefit of, and be binding upon, both Executive and the Successor, in the same manner and to the same extent as though the Successor were the Company, and the Successor shall expressly assume and agree to perform this Agreement. Subject to the foregoing, this Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, and references herein to the Company shall be deemed to be references to the Successor.
10.    Entirety, Amendments and Waivers. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may only be amended by a written document signed by both parties, and any waivers by either party of any of its rights hereunder must be in writing to be effective and shall not be deemed to be a continuing waiver unless specified in such writing.

This Agreement has been executed and delivered by Executive and executed and delivered on behalf of the Company by its duly authorized President and Chief Executive Officer, as of the date first above mentioned.

Horsehead Holding Corp.

By: /s/ James H Hensler
James M. Hensler, President

/s/ Gary R. Whitaker
Gary R. Whitaker